Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Reports Second Quarter Financial Results

HAMILTON, Bermuda, July 31, 2013 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $34.8 million for the three months ended June 30, 2013, or $3.54 per diluted share, as compared to $2.2 million, or $0.21 per diluted share, for the same period of 2012. Net earnings for the second quarter ended June 30, 2013 include after tax net realized gains of $31.4 million, or $3.20 per share.

Financial highlights for the quarter included1:

•	Gross written premiums decreased 4.2% to $83.9 million

•	Total revenues were $105.6 million compared to $70.1 million

•	Pre-tax net realized gains were $37.5 million

•	The combined ratio was 102.2% compared to 107.1%

•	Annualized return on average equity (exclusive of realized and unrealized gains from investments) was 4.4%

•	Book value was $32.79 per diluted share versus $34.21 at December 31, 2012

[1]	All comparisons are with the same period last year unless stated otherwise.

Second Quarter Results

Total revenues in the quarter increased to $105.6 million from $70.1 million in 2012 due to net realized gains of $37.5 million in the quarter partially offset by lower investment income. During the quarter ended June 30, 2013 the Company sold $778.9 million of its investment portfolio in compliance with the merger agreement with Fairfax Financial Holdings Limited. The decline in net investment income in the 2013 quarter was due to the liquidation of a substantial portion of the investment portfolio and subsequent reinvestment of the proceeds.

The investment portfolio (exclusive of cash) totaled $928.7 million at June 30, 2013 with an average credit quality of AAA, a duration of approximately six years and a book yield of 1.31 percent. The investment portfolio at June 30, 2013 includes U.S Treasury securities of $760.3 million.

The combined ratio of 102.2% consists of a loss ratio of 60.6% and an expense ratio of 41.6%, compared to 65.8% and 41.3%, respectively, for the same quarter of 2012. The decrease in the loss ratio is primarily attributable to lower weather related losses experienced in the second quarter of 2013 as compared to the 2012 quarter. Net operating earnings2 for the quarter ended June 30, 2013 and 2012 were $3.4 million and $2.2 million, respectively. Operating earnings in the second quarter of 2012 includes $3.0 million of weather related losses.

Year to Date Results

Total revenues for the six months ended 2013 were $177.9 million compared to $140.1 million in 2012. Net earned premiums increased 0.6% to $124.1 million. Net realized gains increased $38.9 million on investment sales of $790.1 million.

The combined ratio was 102.4% compared to 104.2%, composed of a loss ratio of 60.9% and an expense ratio of 41.5%, compared to 63.9% and 40.9%, respectively, in the prior year. Weather related losses during the second quarter of 2012 impacted the 2012 loss ratio by 2.9 points while for the six months ended June 30, 2013 weather related losses were minimal. The increase in expense ratio for the six months ended June 30, 2013 is primarily attributable to the July 1, 2012 acquisition of a surety managing general agency.

Net earnings for the six months ended June 30, 2013, were $40.3 million, or $4.12 per diluted share, compared to $6.2 million, or $0.59 per diluted share, for the same period in 2012 due primarily to after tax net realized gains of $32.6 million, or $3.33 per share. Net operating earnings, exclusive of weather related property losses, were $7.7 million for the six months ended June 30, 2013 compared to $9.2 million in the same period in 2012. The decrease in net operating earnings is primarily attributable to lower net investment income due to the sales of the investment portfolio noted in the quarterly results.

Book value decreased to $32.79 per diluted share as compared to $34.21 at December 31, 2012. Accumulated other comprehensive income at June 30, 2013 totaled $3.7 million as compared to $48.4 million at March 31, 2013 resulting in a $44.7 million decline in the second quarter of 2013. At December 31, 2012 accumulated other comprehensive income totaled $53.6 million. At June 30, 2013 book value, including the impact of all shares vesting under a change in control, was $31.17 per share. Book values per fully diluted share do not include transaction costs or other change in control costs.

[2]	Net operating earnings (loss) is a non-GAAP financial measure defined by the Company as net earnings adjusted for net realized gains (losses), net of applicable taxes.

This press release contains forward-looking statements and non-GAAP financial measures. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd., and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Insurance Holdings, Ltd.
Investor Relations	Investor Relations
Stephen R. Crim	Mark W. Haushill
scrim@amsafety.bm	mark.haushill@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
INCOME STATEMENT DATA:
Revenues:
Direct earned premiums	$65,122	$60,595	$128,693	$121,123
Assumed earned premiums	15,795	15,259	30,724	29,124
Ceded earned premiums	(18,725)	(13,837)	(35,301)	(26,818)

Net earned premiums	62,192	62,017	124,116	123,429
Net investment income	5,582	7,402	13,214	15,214
Net realized gains (losses)	37,482	(13)	38,936	39
Fee income	335	717	1,563	1,385
Other income	12	12	24	25

Total revenues	105,603	70,135	177,853	140,092

Expenses:
Losses and loss adjustment expenses	37,673	40,819	75,636	78,100
Acquisition expenses	13,814	14,337	28,568	29,081
Other underwriting expenses	12,382	12,013	24,523	22,764
Interest expense	358	367	712	785
Corporate and other expenses	655	848	1,436	2,104

Total expenses	64,882	68,384	130,875	132,834

Earnings before income taxes	40,721	1,751	46,978	7,258
Income tax expense	5,900	(234)	6,577	872

Net earnings	34,821	1,985	40,401	6,386
Less: Net earnings (loss) attributable to the non-controlling interest	10	(182)	98	163

Net earnings attributable to ASIH, Ltd.	$34,811	$2,167	$40,303	$6,223

Net earnings per share:
Basic	$3.65	$0.21	$4.25	$0.61

Diluted	$3.54	$0.21	$4.12	$0.59

Weighted average number of shares outstanding:
Basic	9,538,924	10,256,634	9,490,498	10,238,667

Diluted	9,824,228	10,555,222	9,786,953	10,544,627

Loss ratio	60.6%	65.8%	60.9%	63.3%
Expense ratio	41.6%	41.3%	41.5%	40.9%

Combined ratio	102.2%	107.1%	102.4%	104.2%

Net operating earnings:
Net earnings attributable to ASIH, Ltd.	$34,811	$2,167	$40,303	$6,223
Less: Realized investment gains (losses), net of taxes	31,431	(13)	32,586	20

Net operating earnings	$3,380	$2,180	$7,717	$6,203

	June 30, 2013	December 31, 2012
	(unaudited)
BALANCE SHEET DATA:
Total investments	$928,688	$930,648
Total assets	1,351,162	1,373,131
Unpaid losses and loss adjustment expenses	727,278	725,244
Total liabilities	1,017,099	1,028,083
Total shareholders’ equity	334,063	345,048
Book value per share-diluted	$32.79	$34.21

American Safety Insurance Holdings, Ltd. and Subsidiaries

Segment Data

(Unaudited)

(dollars in thousands)

	Three Months Ended June 30, 2013
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$52,063	$16,156	$15,641	$—	$83,860
Net written premiums	41,669	3,000	15,641	—	60,310
Net earned premiums	38,844	8,093	15,255	—	62,192
Fee & other income	(362)	697	—	12	347
Losses & loss adjustment expenses	23,317	5,226	9,130	—	37,673
Acquisition & other underwriting expenses	17,275	3,528	4,623	770	26,196

Underwriting profit (loss)	(2,110)	36	1,502	(758)	(1,330)
Net investment income	3,380	815	1,304	83	5,582

Pre-tax operating income (loss)	1,270	851	2,806	(675)	4,252
Net realized gains					37,482
Interest and corporate expenses					1,013

Earnings before income taxes					40,721
Income tax expense					5,900

Net earnings					$34,821
Less: Net earnings attributable to the non-controlling interest					10

Net earnings attributable to ASIH, Ltd.					$34,811

Loss ratio	60.0%	64.6%	59.8%	NM	60.6%
Expense ratio	45.4%	35.0%	30.3%	NM	41.6%

Combined ratio(2)	105.4%	99.6%	90.1%	(1) NM	102.2%

	Three Months Ended June 30, 2012
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$50,448	$21,498	$15,603	$—	$87,549
Net written premiums	39,735	14,579	15,603	—	69,917
Net earned premiums	33,600	13,157	15,260	—	62,017
Fee & other income	—	738	—	(9)	729
Losses & loss adjustment expenses	20,221	11,875	8,751	(28)	40,819
Acquisition & other underwriting expenses	15,140	5,865	4,471	874	26,350

Underwriting profit (loss)	(1,761)	(3,845)	2,038	(855)	(4,423)
Net investment income	4,285	1,348	1,595	174	7,402

Pre-tax operating income (loss)	2,524	(2,497)	3,633	(681)	2,979
Net realized losses					(13)
Interest and corporate expenses					1,215

Earnings before income taxes					1,751
Income tax benefit					(234)

Net earnings					$1,985
Less: Net loss attributable to the non-controlling interest					(182)

Net earnings attributable to ASIH, Ltd.					$2,167

Loss ratio	60.2%	90.3%	57.3%	NM	65.8%
Expense ratio	45.1%	39.0%	29.3%	NM	41.3%

Combined ratio(2)	105.3%	129.3%	86.6%	(1) NM	107.1%

(1)	NM = Ratio is not meaningful
(2)	The U.S. GAAP combined ratio is a measure of underwriting performance and represents the relationship of losses and loss adjustment expenses, acquisition and other underwriting expenses net of fee income to earned premiums.

American Safety Insurance Holdings, Ltd. and Subsidiaries

Segment Data

(Unaudited)

(dollars in thousands)

	Six Months Ended June 30, 2013
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$100,016	$32,758	$32,285	$—	$165,059
Net written premiums	79,215	12,879	32,285	—	124,379
Net earned premiums	75,385	19,255	29,476	—	124,116
Fee & other income	(30)	1,468	—	149	1,587
Losses & loss adjustment expenses	45,344	12,619	17,673	—	75,636
Acquisition & other underwriting expenses	33,871	8,358	9,272	1,590	53,091

Underwriting profit (loss)	(3,860)	(254)	2,531	(1,441)	(3,024)
Net investment income	7,978	2,045	2,974	217	13,214

Pre-tax operating income (loss)	4,118	1,791	5,505	(1,224)	10,190
Net realized gains					38,936
Interest and corporate expenses					2,148

Earnings before income taxes					46,978
Income tax expense					6,577

Net earnings					$40,401
Less: Net earnings attributable to the non-controlling interest					98

Net earnings attributable to ASIH, Ltd.					$40,303

Loss ratio	60.1%	65.5%	60.0%	NM	60.9%
Expense ratio	45.0%	35.8%	31.5%	NM	41.5%

Combined ratio(2)	105.1%	101.3%	91.5%	(1) NM	102.4%

	Six Months Ended June 30, 2012
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$89,059	$42,676	$29,579	$—	$161,314
Net written premiums	70,468	30,722	29,579	—	130,769
Net earned premiums	64,750	29,501	29,178	—	123,429
Fee & other income	—	1,402	—	8	1,410
Losses & loss adjustment expenses	39,138	21,862	17,100	—	78,100
Acquisition & other underwriting expenses	29,057	12,253	8,801	1,734	51,845

Underwriting profit (loss)	(3,445)	(3,212)	3,277	(1,726)	(5,106)
Net investment income	8,910	2,778	3,216	310	15,214

Pre-tax operating income (loss)	5,465	(434)	6,493	(1,416)	10,108
Net realized gains					39
Interest and corporate expenses					2,889

Earnings before income taxes					7,258
Income tax expense					872

Net earnings					$6,386
Less: Net earnings attributable to the non-controlling interest					163

Net earnings attributable to ASIH, Ltd.					$6,223

Loss ratio	60.4%	74.1%	58.6%	NM	63.3%
Expense ratio	44.9%	36.8%	30.2%	NM	40.9%

Combined ratio(2)	105.3%	110.9%	88.8%	(1) NM	104.2%

(1)	NM = Ratio is not meaningful
(2)	The U.S. GAAP combined ratio is a measure of underwriting performance and represents the relationship of losses and loss adjustment expenses, acquisition and other underwriting expenses net of fee income to earned premiums.